Exhibit 99.8

Business Combination between Grab and Altimeter
Transcript of Altimeter Introduction Video
April 13, 2021

Hey - I’m Brad Gerstner, founder and CEO of Altimeter Capital. We are honored and excited to partner with Anthony and Ling and Grabbers everywhere to help them become a public company and start the next leg of this important journey.

For those who know me, you know I’ve founded several companies including Altimeter.  Our mission is simple: to help visionary founders build iconic companies, disrupt markets and improve lives through all stages of growth. This includes the important transition to the public markets. I have worked on over 100 IPOs and invested in such market leading companies as Snowflake, Uber, Zillow, Bytedance, Sea Limited, Pinduoduo, Roblox, Booking,com, and many more…

And while Altimeter has always partnered with companies on their IPOs - we’ve now expanded our platform to include the Altimeter Founder’s IPO - what we believe to be a better, fairer, faster way to enter the public markets.

So why are we so excited about Grab?

Grab is a Category leader in every vertical - and growing.

●	An iconic brand. A great business model. With diverse revenue in mobility, deliveries, and financial services. Some might say Uber + Door Dash + Ant Financial all in one app.

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It’s still early days in Southeast Asia, which is one of the fastest-growing economies in the world.  We’ve already seen this movie - how profit and growth has unfolded in the US, China, Europe and LAT - and we’re seeing the same and better in SEA markets. We expect these markets to 3-4x over the next several years to well over $100 B annual TAM.

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Grab’s leading products endured and grew stronger during the pandemic as they delivered critical hyperlocal services.  They really are at the forefront of digital transformation in the region -- delivering both favorable financial returns and positive social impact.

Customers love Grab.  The brand is known for Trust, Convenience, Selection and Value - which is why they have attracted such a large audience of loyal customers.  As in other markets, we see incredible flywheel effects as each business feeds the other due to this customer affection.

The app helps millions of people live their lives - and millions of entrepreneurs make a living.

And, finally - Grab is a company with heart - with founders as leaders and a beloved culture.  They are truly dedicated to improving the quality of life in every market they serve.

For Altimeter, this is not just a deal - this is a long term partnership - in an important and impactful business.  We are Founders investing alongside Founders and we intend to be owners for the long haul.  We are leading the PIPE and have locked up our Sponsor Promote shares for 3 years.   And, we are thrilled that many of the world’s best institutional public market shareholders are joining us as Grab steps into the public market.

Finally, we’re proud to donate 10% of our Sponsor shares - in partnership with Grab - to the GrabforGood Fund to further their mission to improve the lives of the people they serve.

So here is to the long and road ahead!

It is my honor to introduce you to the co-founder and CEO of Grab - Anthony Tan